Exhibit 5.1

HouseValues, Inc.

15 Lake Bellevue Drive, Suite 100

Bellevue, Washington 98005

Re:	REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), by HouseValues, Inc., a Washington corporation (the “Company”), with respect to the sale in an underwritten public offering of (i) up to              shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), including up to              shares of Common Stock for which the underwriters have been granted an over-allotment option (the “Company Shares”) and (ii) up to              shares of the Common Stock by current shareholders of the Company, including up to              shares of Common Stock for which the underwriters have been granted an over-allotment option (the “Selling Shareholder Shares,” and together with the Company Shares, the “Shares”). The Shares are to be sold pursuant to the terms of an underwriting agreement (“Underwriting Agreement”), which is an exhibit to the Registration Statement, among you, the selling shareholders and the underwriters named therein.

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies and (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the Company Shares have been duly authorized and, assuming (i) the continued effectiveness of the Registration Statement, (ii) the due execution by the Company and registration by its registrar of the Company Shares, (iii) the offering and sale of the Company Shares, as contemplated by the Registration Statement and any amendments thereto and in accordance with the Underwriting Agreement and (iv) receipt by the Company of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and nonassessable.

We are of the further opinion that the Selling Shareholder Shares have been duly authorized and, assuming that the Company received the consideration required by the resolutions of the Board of Directors of the Company authorizing the original issuance of the Selling Shareholder Shares, the Selling Shareholder Shares are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm in the prospectus of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,